Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288816

Prospectus Supplement No. 5

(To Prospectus dated July 21, 2025, as supplemented by

Prospectus Supplement No. 1, dated August 22, 2025

Prospectus Supplement No. 2, dated September 4, 2025

Prospectus Supplement No. 3, dated September 5, 2025

Prospectus Supplement No. 4, dated October 23, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

12,500,000 Shares of Common Stock

This prospectus supplement no. 5 (this “Prospectus Supplement”) amends and supplements the prospectus dated July 21, 2025 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-288816). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on October 30, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On October 29, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $1.79 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0127 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 30, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one two-thousandths of a share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 28, 2025, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), received a letter from the staff at the Nasdaq Listing Qualifications department notifying the Company that such staff had determined that the Company does not comply with the minimum stockholders’ equity requirement of $2,500,000 (the “Stockholders’ Equity Requirement”) for continued listing on the Nasdaq Capital Market (“Nasdaq”) set forth in Nasdaq Rule 5550(b).

As also previously disclosed, on September 3, 2025, the Company requested a hearing to appeal such determination before a panel (the “Hearings Panel”). On October 29, 2025, the Company received the determination of the Hearings Panel to deny the Company’s request for the continued listing of its common stock. As a result, the common stock will be suspended from trading on Nasdaq at open of trading on October 31, 2025.

The Company has submitted a request for review of the Hearings Panel’s decision by the Nasdaq Listing and Hearing Review Council (the “Council”). The Company has also commenced the process of seeking to trade its shares of common stock on the OTC Markets. However, the Company can provide no assurance that the review by the Council will result in the continued listing of its shares of common stock or that the shares of common stock will be admitted for trading on the OTC Markets. The OTC Markets also are a less liquid market than Nasdaq, which may have a material adverse effect on the trading price and volume for the common stock. The Company is also considering listing alternatives, including applying to list its shares of common stock on another securities exchange.

The Company currently plans to continue its clinical trials, including the dosing of patients in such trials. As described previously by CERO, evidence gathered for CER-1236 in the first three AML cancer patients dosed at the initial low dose showed rapid cell expansion of CER-1236 in these patients, along with observation of no toxicity.  Moreover the second patient, infused with three of the low doses in succession, continues on trial.  The company believes these early stage observations support continued clinical development of CER-1236 at the planned higher dose, and is progressing on this plan. The Company is currently reviewing its cash resources and potential financing alternatives to fund its continued operations. The Company can provide no assurance that it will be able to obtain such financing on acceptable terms, or at all.

Item 8.01. Other Events.

On October 29, 2025, the Company issued a press release announcing the Hearings Panel’s determination. Such press release is filed as Exhibit 99.1 hereto and is hereby incorporated by reference herein.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 29, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERO THERAPEUTICS HOLDINGS, INC.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

Dated: October 29, 2025

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